EXHIBIT 16.1

Michael T. Studer CPA P.C.
18 East Sunrise Highway, Suite 311
Freeport, NY 11520
Phone: (516) 378-1000
Fax: (516) 546-6220

October 20 , 2009
Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549

Dear Ladies and Gentlemen:

We are the predecessor independent registered public accounting firm for Smartmetric, Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 Changes in Registrant’s Certifying Accountants of the Company’s Current Report on Form 8-K dated October 20 , 2009 (the “Current Report”) and are in agreement with the disclosures in the Current Report, insofar as it pertains to our firm, Michael T. Studer CPA P.C.

Sincerely,

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.